Exhibit 99.1
F & M Bank Corp.—News and Financials
F & M BANK CORP. REPORTS 2ND QUARTER FINANCIAL RESULTS
     TIMBERVILLE, VA—July 28, 2008—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the quarter and six months ended June 30, 2008 and its recently declared second quarter dividend.
     The Company’s net income for the first six months of 2008 was $2,147,948 a decrease of $77,912 compared to the same period last year or 3.5%. Net income for the second quarter of 2008 was $1,143,616, which is an increase of $6,446 from the second quarter of 2007. Earnings per share were $.92 and $.94 for the first six months of 2008 and 2007, respectively. Earnings per share were $0.49 and $0.48 for the second quarter of 2008 and 2007, respectively. Earnings per share increased $.01 per share due to the reduction in shares outstanding as part of an ongoing share repurchase program. On September 20, 2007, the Company’s Board of Directors approved an increase in the number of shares of common stock that the Company can repurchase under the share repurchase program from 100,000 to 150,000.
     Core operating earnings, exclusive of securities transactions; goodwill and core deposit amortization and non-recurring tax credits totaled $2,264,164 through June 30, 2008, an increase of $127,192 (5.95%), compared to $2,136,971 at June 30, 2008. Core operating earnings for the second quarter 2008 totaled $1,213,918 versus $1,095,710, an increase of $118,208 or 10.79%. These improved operating earnings are a result of the strong loan growth outlined below.
     Total assets of the Company were $441.2 million at June 30, 2008, which represents an increase of $59.3 million or 15.53% from June 30, 2007 and an increase of $54.5 million or 14.09% from $386.7 million at December 31, 2007. Total loans held for investment were $354.4 million at June 30, 2008, which represents and increase of $46.3 million or 15.03% from $308.1 million at June 30, 2007 and an increase of $37.2 million (11.73%) from $317.2 million at December 31, 2007. Loans held for sale totaled $20.9 million at June 30, 2008 and $0 at both June 30, 2007 and December 31, 2007. These loans are short term mortgage participations that have an average life of approximately two weeks. Total deposits were $299.0 million at June 30, 2008, which represents a decrease of $1.1 million (.37%) from $300.1 million at June 30, 2007 and an increase of $.4 million from $298.6 million at December 31, 2007.
     On June 19, 2008, the Company declared its second quarter dividend of $0.22 per share which will be paid on August 7, 2008, to shareholders of record as of July 15, 2008. This is an increase of $.01 per share from the second quarter of 2007. Cumulative dividends declared for the six month period total $0.44 in 2008 versus $0.42 in 2007.
     Highlights of the company’s financial performance are included below.
     F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.
     This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank 540-896-8941 or neilhayslett@farmersandmerchants.biz

F & M Bank Corp.Financial Highlights

	Unaudited
	For Six Months
	Ended June 30
	2008	2007
INCOME STATEMENT
Interest and Dividend Income	$12,162,211	$12,139,056
Interest Expense	5,057,690	5,470,003

Net Interest Income	7,104,521	6,669,053
Non-Interest Income	1,608,228	1,441,994
Non-Interest Expense	5,679,245	5,251,075

Income Before Income Taxes & Securities Transactions	3,033,504	2,859,972

Securities Gains (Losses)	(30,777)	217,888
Provision For Income Taxes	854,779	852,000

Net Income	$2,147,948	$2,225,860
Average Shares Outstanding	2,335,897	2,367,992
Net Income Per Common Share	.92	.94
Dividends Declared	.44	.42

	Unaudited	Unaudited
	June 30,	June 30,
	2008	2007
BALANCE SHEET
Cash and Due From Banks	$9,919,677	$6,771,434
Interest Bearing Bank Deposits	2,226,237	1,200,215
Federal Funds Sold	0	9,467,000
Loans Held for Investment	354,427,338	308,125,770
Less Allowance for Loan Losses	(1,707,194)	(1,898,737)

Net Loans Held for Investment	352,720,144	306,227,033
Loans Held for Sale	20,867,131	0
Securities	32,827,246	35,940,891
Other Assets	22,626,300	22,248,008

Total Assets	$441,186,735	$381,854,581

Deposits	$298,959,576	$300,125,187
Short Term Debt	47,606,055	9,938,482
Long Term Debt	50,428,571	26,500,000
Other Liabilities	5,512,888	6,635,183

Total Liabilities	402,507,090	343,198,852
Stockholders’ Equity	38,679,645	38,655,729

Total Liabilities and Stockholders’ Equity	$441,186,735	$381,185,581
Book Value Per Common Share	$16.64	$16.36